Exhibit 99.1

Contact:                           Michael Mitchell
Executive Director, Corporate Affairs
The Medicines Company
973-656-1616
investor.relations@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY REPORTS SECOND QUARTER AND FIRST
HALF 2006 FINANCIAL RESULTS

Second quarter net revenues increase 39% compared to second quarter 2005

Second quarter net income of $10.9 million

2006 net revenue and net income guidance increased

PARSIPPANY, NJ — July 25, 2006 — The Medicines Company (NASDAQ: MDCO) today announced its financial results for the second quarter and first half of 2006.

Financial highlights include:

•                                         Net revenues were $59.4 million for the second quarter 2006, compared to $42.6 million for the second quarter of 2005.  For the first half of 2006, net revenues were $94.0 million, compared to $86.2 million for the same period in 2005.

•                                         Net income was $10.9 million for the second quarter 2006, compared to net income of $1.3 million for the second quarter 2005.  For the first half of 2006, net loss was $1.2 million, compared to net income of $3.6 million for the same period in 2005.

John Kelley, President and Chief Operating Officer, said, “Demand for Angiomax is accelerating, fueled by the productivity of our sales force.  We continue to make progress on our pipeline products, and we remain on track with Phase III trial goals. Our acute care franchise is taking shape.”

Glenn Sblendorio, Executive Vice President and Chief Financial Officer of The Medicines Company stated, “With excellent operating results, The Medicines Company has returned to quarterly profitability on the strength of Angiomax sales, while investing in late-stage development of our pipeline products, clevidipine and cangrelor.”

The Medicines Company provided financial guidance in April for the year 2006 and is revising components of 2006 guidance as follows.  The Company expects:

•           Net revenues of $205 to $212 million (up from $200 to $210 million)

•           Cost of revenues of 25% (unchanged)

•           Research and development expenses of $63 to $65 million (unchanged)

•           Sales, general and administrative expenses of $75 to $80 million (unchanged)

•           Stock option expense of $7 to $8 million (up from $6 million)

•           Investment income of $5 to $6 million (up from $3.5 to $4.5 million)

•           Net income of $6-10 million (up from $4-8 million)

There will be a conference call with management today at 8:30 A.M. to discuss financial results, guidance, outlook and operational developments. To listen live, webcast login is available at http://www.themedicinescompany.com. Alternatively, the call dial-in is 866-356-4279 (passcode is 79225429). From outside U.S.: dial 617-597-5394 (passcode is 79225429). Replay is available from 10:30 A.M. EDT following the conference call through August 8, 2006. To hear a replay of the call, dial 888-286-8010 (domestic) and 617-801-6888 (international). Passcode for both dial in numbers is 50371344.

The Medicines Company meets the demands of the world’s most advanced medical practitioners by developing products that improve acute hospital care. The Company markets Angiomax(R) (bivalirudin) in the U.S. and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart. The Medicines Company creates value using its range of clinical and commercial skills to develop products acquired from leading life science innovators. The Company’s website is http://www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company, the Company’s projected revenues and financial results, the timing of clinical trials and clinical trial results, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “potential”, “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s dependence on wholesalers and international distribution partners for sales of Angiomax and the fluctuation of revenues based on the buying patterns of these wholesalers and international distribution partners, physicians’ acceptance of Angiomax clinical trial results, whether the Company will be able to obtain regulatory approval for additional indications of Angiomax, whether the Company’s products will advance in the clinical trials process on the timelines anticipated by the Company or at all, whether the clinical trial results will warrant submission of applications for regulatory approval, whether the Company’s products will receive approvals from regulatory agencies, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 10, 2006, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

The Medicines Company

Consolidated Statements of Operations

(in thousands, except per share data)	Three months ended June 30,
	2006	2005

Net revenue	$59,372	$42,595

Operating expenses:
Cost of revenue	15,450	10,997
Research and development	13,978	16,037
Selling, general and administrative	20,618	15,237
Total operating expenses	50,046	42,271

Income from operations	9,326	324

Other income	1,511	1,015

Income before income taxes	10,837	1,339

Provision for income taxes	77	(88)

Net income	$10,914	$1,251

Basic earnings per common share	$0.22	$0.03

Shares used in computing basic earnings per common share	49,951	49,426

Diluted earnings per common share	$0.22	$0.02
Shares used in computing diluted earnings per common share	50,568	50,150

The Medicines Company

Consolidated Statements of Operations

(in thousands, except per share data)	Six months ended June 30,
	2006	2005
Net revenue	$94,015	$86,167

Operating expenses:
Cost of revenue	23,948	21,595
Research and development	28,526	33,609
Selling, general and administrative	45,654	29,088
Total operating expenses	98,128	84,292

(Loss)/income from operations	(4,113)	1,875

Other income	2,862	1,885

(Loss)/income before income taxes	(1,251)	3,760

Provision for income taxes	51	(171)

Net (loss)/income	$(1,200)	$3,589

Basic (loss)/earnings per common share	$(0.02)	$0.07

Shares used in computing basic (loss)/earnings per common share	49,933	49,216

Diluted (loss)/earnings per common share	$(0.02)	$0.07
Shares used in computing diluted (loss)/earnings per common share	49,933	50,192

The Medicines Company

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2006	December 31, 2005

ASSETS
Cash, cash equivalents, available for sales securities	$149,831	$140,089
Accrued interest receivable	686	922
Accounts receivable, net	24,828	14,611
Inventories	40,283	47,985
Prepaid expenses and other current assets	1,753	971
Total current assets	217,381	204,578

Fixed assets, net	3,381	3,990
Other assets	143	139
Total assets	$220,905	$208,707

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities	$36,024	$34,666
Deferred revenue	2,979	3,142
Stockholders’ equity	181,902	170,899
Total liabilities and stockholders’ equity	$220,905	$208,707

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